EXHIBIT 4.48
THIRD AMENDMENT
TO CREDIT AGREEMENT
     This Third Amendment to Credit Agreement (“Amendment”), is entered into as of April 30, 2007, by and between LaSalle Bank National Association (the “Lender”) and Telvent Traffic North America Inc., a corporation organized and existing under the laws of the State of Texas (the “Borrower”).
WITNESSETH:
     WHEREAS, the Borrower and the Lender have entered into a Credit Agreement, dated as of May 31, 2006 (as amended, extended, modified or supplemented from time to time, the “Credit Agreement”);
     WHEREAS, the Borrower and the Lender desire to amend certain provisions of the Credit Agreement to extend the Termination Date within the meaning thereof to August 1, 2007 as set forth under the terms and conditions stated herein;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Definitions. Capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Credit Agreement, as amended hereby.
2. Amendment.
     (a) Section 1.01 of the Credit Agreement is hereby amended to delete the reference to the definition of “Termination Date” contained therein and to replace said reference as follows:
     “‘Termination Date’ means August 1, 2007.”
3. Conditions. This Amendment shall not become effective until:
     (a) This Amendment shall have been executed and delivered by the Borrower and the Lender;
     (b) The Guarantor has executed an Affirmation of Guaranty substantially in the form of Annex 1 to this Amendment;
     (c) Resolutions; Incumbency.
          (1) Copies of the resolutions, powers of attorney or other analogous action of the board of directors, members or other governing body of the Borrower and the

Guarantor authorizing the transactions contemplated hereby, certified as of the date hereof by the Secretary, Assistant Secretary or other analogous official of the Borrower and the Guarantor, respectively; and
          (2) A certificate of the Secretary , Assistant Secretary or other analogous official of the Borrower and the Guarantor, certifying the names and true signatures of the officers or other persons of the Borrower and the Guarantor authorized to execute, deliver and perform, as applicable, this Amendment and the Note;
     (d) Organization Documents; Good Standing. Each of the following documents:
          (1) The articles or certificate of incorporation or certificate of formation or other constitutive documents and the bylaws or limited liability company agreements of the Borrower as in effect on the date hereof, certified by the Secretary, Assistant Secretary, or other authorized officer or person of the Borrower as of the Closing Date; and
          (2) A good standing certificate for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation as of a recent date;
     (e) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:
          (1) the representations and warranties contained in Article V of the Credit Agreement are true and correct on and as of such date, as though made on and as of such date;
          (2) no Default or Event of Default exists or would result from the execution, delivery and performance of this Amendment; and
          (3) no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (f) Such other approvals, opinions, documents, financial statements or materials as the Lender may reasonably request.
4. Representations and Warranties. The Borrower represents and warrants to the Lender (which representations and warranties shall become part of the representations and warranties made by the Borrower under the Credit Agreement) that:
     (a) The execution, delivery and performance of this Amendment has been duly authorized by all necessary company action and will not require any consent or approval of its shareholders, violate in any material respect any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected;

     (b) No consent, approval or authorization of or declaration or filing with any governmental authority or any non-governmental person or entity, including without limitation, any creditor or partner of the Borrower is required on the part of the Borrower in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby and the execution, delivery and performance of this Amendment will not violate the terms of any contract or agreement to which the Borrower is a party;
     (c) The Credit Agreement, as amended pursuant to this Amendment, is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with the terms thereof;
     (d) After giving effect to the Amendment contained herein and effective pursuant hereto, the representations and warranties contained in Article V of the Credit Agreement (other than those made solely in reference to an express date) are true and correct on and as of the Effective Date hereof in the same force and effect as if made on and as of such Effective Date; and
     (e) After giving effect to this Amendment no Event of Default has occurred or exists under the Credit Agreement as of the date hereof.
5. Expenses. The Borrower agrees to pay and save the Lender harmless from liability for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees and expenses of Baker & McKenzie LLP, counsel to the Lender, in connection with the preparation and review of this Amendment and any related documents.
6. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois.
7. Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, each of which together shall constitute the same agreement. One or more counterparts of this Amendment may be delivered by facsimile, with the intention that such delivery shall have the same effect as delivery of an original counterpart thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Amy Kehoe

Its:	First Vice President

TELVENT TRAFFIC NORTH AMERICA INC.

By:	/s/ Thomas Christopher

Its:	Vice President

By:	/s/ Manuel Fernandez Maza

Its:	Director

ANNEX 1
AFFIRMATION
OF GUARANTY
*    This Annex has not been filed as Telvent GIT, S.A. has determined it is immaterial; however, a copy of the omitted Annex 1 will be furnished by Telvent GIT, S.A. to the Commission upon a request by the Commission.